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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Thursday, August 14, 2008 at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Your vote is important. Whether or not you plan to attend, please complete, sign, date and return your proxy card promptly in the enclosed envelope. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

/s/ Lorrence T. Kellar
Lorrence T. Kellar Chairman of the Board

July 10, 2008

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MULTI-COLOR CORPORATION

TIME:

10:30 a.m., Eastern Time

DATE:

Thursday, August 14, 2008

PLACE:

The Queen City Club

331 East Fourth Street

Cincinnati, Ohio 45202

PURPOSE:

1.	Election of directors.

2.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2009.

3.	Conduct other business, if properly raised.

Only shareholders of record on June 27, 2008 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying proxy card is July 10, 2008.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

/s/ Dawn H. Bertsche
Dawn H. Bertsche Senior Vice President Finance, Chief Financial Officer and Secretary

July 10, 2008

MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Thursday, August 14, 2008 at 10:30 a.m. at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202.

Record Date

Record holders of Common Stock of Multi-Color Corporation (“Multi-Color” or the “Company”), as shown on our stock register on June 27, 2008, may vote at the meeting. As of that date, Multi-Color had 12,174,962 shares of Common Stock issued and outstanding.

First Mailing Date

This Proxy Statement, the Notice of the Annual Meeting of Shareholders and the accompanying proxy card are being mailed to shareholders on or about July 10, 2008.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

All proxies will be voted in accordance with the instructions specified. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for director proposed by the Board; and (2) the ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2009. Management does not know of any other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the proxies will vote such matters in their discretion.

You may receive more than one proxy or voting card depending on how you hold your shares. Please sign and return all proxies. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote.

Revoking a Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Multi-Color’s Secretary in writing at Multi-Color Corporation, 50 E-Business Way, Suite 400, Sharonville, OH 45241.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

Multi-Color has Standards of Business Conduct and a Code of Ethics applicable to all associates, officers, directors and agents of Multi-Color and its subsidiaries, including the Chief Executive Officer and Chief Financial Officer. A copy of the Standards of Business Conduct and Code of Ethics is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com). Multi-Color will post any amendments to and any waivers from the Standards of Business Conduct and Code of Ethics, as required by applicable federal securities laws and NASDAQ listing standards, at the same location on its website.

Director Independence

The Board of Directors has determined that the following five of Multi-Color’s seven current directors are “independent” as defined by applicable federal securities laws and NASDAQ listing standards: Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar, Roger A. Keller and Thomas M. Mohr.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board. Communications should be sent in writing addressed to the Chairman of the Board, Multi-Color Corporation, 50 E-Business Way, Suite 400, Sharonville, OH 45241.

Approval of Related Party Transactions

The Company’s Standards of Business Conduct and Code of Ethics provide that any proposed transactions between the Company and any director or executive officer, family member of any director or executive officer, or any entities in which any such person has a material interest must receive the prior approval of the Audit and Finance Committee.

The Charter of the Audit and Finance Committee states that the Audit and Finance Committee has the responsibility to review and approve all related party transactions as provided in the NASDAQ listing standards. In addition, the Audit and Finance Committee is required to review and investigate, as appropriate, any matters pertaining to the integrity of officers, directors and employees, including conflicts of interest, or adherence to the Company’s Standards of Business Conduct and Code of Ethics.

Duties of the Board of Directors; Board and Committee Meetings

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a Board consisting of seven directors for the upcoming fiscal year.

The Board met nine times last year. All of Multi-Color’s incumbent directors attended at least 87% of meetings held in the 2008 fiscal year of the Board and the committees on which they served. In addition, all incumbent directors of Multi-Color attended the annual meeting of shareholders held on August 16, 2007. Multi-Color expects each of its directors to attend each annual meeting of shareholders absent a significant personal or business conflict. The Board convened four executive sessions last year. Executive sessions are generally scheduled in conjunction with regularly scheduled Board meetings.

Duties and Current Members of Board Committees

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board has established the Audit and Finance Committee (“Audit Committee”), Nominating and Corporate Governance Committee (“Nominating Committee”) and Compensation and Organization Development Committee (“Compensation Committee”). The charters of the Audit

Committee, Nominating Committee and Compensation Committee are available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Audit Committee assists the Board in fulfilling its responsibilities relating to corporate accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

The Board has determined that all current members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards. The Audit Committee met four times during the fiscal year ended March 31, 2008.

The Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing, implementing and monitoring the effectiveness of Multi-Color’s corporate governance guidelines. A copy of Multi-Color’s corporate governance guidelines is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Nominating Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Nominating Committee members are Roger A. Keller (Chairman), Charles B. Connolly and Lorrence T. Kellar. The Nominating Committee met four times during the last fiscal year.

The Compensation Committee is responsible for establishing Multi-Color’s compensation philosophy and assuring that directors, executives and key management personnel are effectively compensated in terms that are motivating, internally equitable, externally competitive and aligned with the short-term and long-term interests of shareholders. The Compensation Committee approves all compensation of executive officers, administers Multi-Color’s executive incentive compensation plans, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Compensation Committee also oversees the policies and practices of Multi-Color that advance its organizational development, including those designed to achieve the most productive engagement of Multi-Color’s workforce and the attainment of greater diversity.

The Board has determined that all members of the Compensation Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Compensation Committee members are Thomas M. Mohr (Chairman), Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar and Roger A. Keller. The Compensation Committee met three times during the last fiscal year.

Director Nomination Process

Directors are elected each year by shareholders at the annual meeting. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by the Board and shareholders at the annual meeting of shareholders.

The Nominating Committee selects nominees who have high personal and professional integrity, have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders.

Shareholders may propose nominees for election as directors. The Nominating Committee will evaluate director nominee candidates based on the same criteria regardless of whether they are recommended by Committee members or by a shareholder. Shareholders should submit the following information (“Nomination Information”) in writing to the Secretary of Multi-Color at 50 E-Business Way, Suite 400, Sharonville, OH 45241: (a) the shareholder’s name and address; (b) the number of shares of Multi-Color’s stock held by the shareholder; and (c) the following Nomination Information with respect to the nominee: (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of Multi-Color’s stock held by the nominee; and (iv) the reason the shareholder believes the nominee is qualified to serve as a director. Upon request, the shareholder must submit additional information reasonably requested by the Nominating Committee, including information that would be required to be disclosed about a director nominee pursuant to federal proxy disclosure requirements. If a shareholder wishes to submit a name for consideration by the Nominating Committee for director nomination at the 2009 annual meeting of shareholders, the Nomination Information must be received by Multi-Color no later than March 13, 2009.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth the share ownership as of May 31, 2008 of current directors, executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more of its outstanding Common Stock.

		Common Stock Beneficially Owned (1)

Name	Position	Amount	Percentage
Holders of 5% or More of the Outstanding Shares:

T. Rowe Price Associates, Inc. (2)	Principal Shareholder	1,019,916	8.4%

Ashford Capital Management, Inc. (3)	Principal Shareholder	921,303	7.6%

RMB Capital Management, LLC (4)	Principal Shareholder	708,115	5.8%

Wellington Management Company, LLP (5)	Principal Shareholder	701,800	5.8%

Nigel A. Vinecombe (6)	President International Business Unit, Director	625,000	5.2%

Directors and Executive Officers:

Lorrence T. Kellar (7)	Chairman of the Board of Directors	304,711	2.5%

Robert R. Buck (8)	Director	27,163	*

Charles B. Connolly(9)	Director	12,071	*

Roger A. Keller (10)	Director	402,625	3.3%

Thomas M. Mohr (11)	Director	5,413	*

Francis D. Gerace (12)	Chief Executive Officer, President, Director	252,646	2.1%

Dawn H. Bertsche (13)	Senior Vice President Finance, Chief Financial Officer, Secretary	107,608	*

Donald E. Kneir (14)	President North American Business Unit	80,012	*

James H. Reynolds (15)	Vice President, Corporate Controller and Chief Accounting Officer	11,717	*

Nigel A. Vinecombe (6)	President International Business Unit, Director	625,000	5.2%

Current Executive Officers and Directors as a group (10 persons)		1,828,966	14.7%

* Indicates less than one percent.

(1)

Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options that become exercisable within 60 days of May 31, 2008: Ms. Bertsche – 61,725 shares, Mr. Buck – 20,250 shares, Mr. Connolly – 6,750 shares, Mr. Gerace – 99,938 shares, Mr. Kellar – 20,250 shares, Mr. Keller – 40,500 shares, Mr. Kneir – 70,500 shares, and Mr. Reynolds – 6,000 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

(2)

Based on a Schedule 13G filed on June 10, 2008 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. with the Securities and Exchange Commission. The business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Fund, Inc. (which owns

800,000 shares, representing 6.6% of the shares outstanding) which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities. However, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)

Based on a Schedule 13G filed on February 14, 2008 by Ashford Capital Management, Inc. with the Securities and Exchange Commission. The address of Ashford Capital Management, a registered investment advisor, is P.O. Box 4172, Wilmington, Delaware 19807. The shares are held in separate individual client accounts, two separate limited partnerships and eight commingled funds.

(4)

Based on a Schedule 13G filed on February 14, 2008 by RMB Capital Management, LLC with the Securities and Exchange Commission. The Schedule 13G reported sole voting power with respect to 708,115 shares and sole investment power with respect to 577,200 shares. The address of RMB Capital Management, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(5)

Based on a Schedule 13G filed February 14, 2008 by Wellington Management Company, LLP with the Securities and Exchange Commission. The Schedule 13G reported shared voting power with respect to 416,800 shares and shared dispositive power with respect to 701,800 shares. The shares are owned of record by clients of Wellington Management Company, LLP. The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(6)

The shares are held in trust by Tropical Rain Nominees Party Limited (“Tropical Rain”) as trustee for the Vinecombe Absolutely Entitled Trust (“Vinecombe Trust”). Tropical Rain exercises voting and investment power with respect to the shares in accordance with the instructions of Mr. Vinecombe, who is the beneficiary of the Vinecombe Trust.

(7)	Excludes 15,000 shares held by his wife. Mr. Kellar disclaims beneficial ownership of these shares. Includes 3,794 restricted shares with respect to which he has sole voting power.

(8)	Includes 2,250 shares held by his wife and 3,794 restricted shares with respect to which he has sole voting power.

(9)	Includes 3,794 restricted shares with respect to which he has sole voting power.

(10)	Includes 357,462 shares held jointly with right of survivorship and 3,794 restricted shares with respect to which he has sole voting power.

(11)	Includes 3,794 restricted shares with respect to which he has sole voting power.

(12)	Includes 18,133 shares held in Mr. Gerace’s 401(k) plan, 19,170 restricted shares with respect to which he has sole voting power and 13,500 shares held by his wife.

(13)	Includes 13,539 shares held in Ms. Bertsche’s 401(k) plan, 6,390 restricted shares with respect to which she has sole voting power and 24,357 shares held in a revocable trust.

(14)	Includes 1,525 shares held in Mr. Kneir’s 401(k) plan and 6,390 restricted shares with respect to which he has sole voting power.

(15)	Includes 392 shares held in Mr. Reynold’s 401(k) plan and 4,260 restricted shares with respect to which he has sole voting power.

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Nominees

The Board is nominating for election each of the following persons: Robert R. Buck, Charles B. Connolly, Francis D. Gerace, Lorrence T. Kellar, Roger A. Keller, Thomas M. Mohr and Nigel A. Vinecombe. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes. If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Five of the seven nominees for election as Multi-Color directors are “independent” within the meaning of applicable federal securities laws and NASDAQ listing standards. Information on each of our nominees is given below.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Robert R. Buck Age 60 Director since 2003

Mr. Buck became a director in July 2003. Mr. Buck is currently the Chairman of the Board and Chief Executive Officer of Beacon Roofing Supply, Inc. Mr. Buck previously served as Senior Vice President and President -- Uniform Rental Division of Cintas Corporation (primarily a corporate identity uniform company) from 1997 to 2003. Prior to that time, he served Cintas Corporation as Senior Vice President -- Midwest Region (1991-1997) and Senior Vice President -- Finance and Chief Financial Officer (1982-1991). Mr. Buck serves as a director of Beacon Roofing Supply, Inc., Kendle International (provider of clinical research and development services for the pharmaceutical and biomedical industries), and LVI Services (environmental remediation provider). In addition, he is a member of the Dean’s Advisory Council for the College of Business Administration at the University of Cincinnati.

Charles B. Connolly Age 51 Director since 1998

Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 20 years of experience in the converting, coating and packaging industries. He has served as President of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. From March 1994 to April 1996, he served as Vice President, Sales and Marketing for Lawson Mardon Packaging. Prior to joining Lawson Mardon Packaging, Mr. Connolly was Vice President and General Manager of Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films. He is also a director of Hilex Poly Company, LLC, a manufacturer of plastic bag and film products.

Francis D. Gerace Age 55 Director since 1999

Mr. Gerace was promoted to President of Multi-Color and appointed a director in May 1999 and was appointed Chief Executive Officer in August 1999. Mr. Gerace served as Multi-Color’s Vice-President of Operations from April 1998 through May 1999. Prior to joining Multi-Color, Mr. Gerace was Director of Strategic Business Systems for Fort James Corporation’s Packaging Business from 1993 to 1998. From 1974 to 1993, Mr. Gerace held various general management positions with Conagra, Inc. and Beatrice Foods Company.

Lorrence T. Kellar Age 70 Director since 1988

Mr. Kellar was elected a director of Multi-Color in January 1988. Since October 2002, Mr. Kellar has served as Vice President of Continental Properties Co., Inc., a real estate developer. Mr. Kellar served as Vice President, Real Estate of Kmart Corporation from April 1996 to September 2002. Prior to that time, he served as Group Vice President - Finance and Real Estate of The Kroger Co. (a grocery retailer), having joined The Kroger Co. in 1965. His prior positions with The Kroger Co. included Vice President of Corporate Development and Vice President-Treasurer. Mr. Kellar is a trustee of Acadia Realty Trust and a director of Frisch’s Restaurants, Inc. and Spar Group, Inc., a provider of merchandising services.

Roger A. Keller Age 63 Director since 2000

Mr. Keller was elected a director of Multi-Color in August 2000. Mr. Keller is a private investor. From July 1993 to November 2000, Mr. Keller served as Vice President, General Counsel and Secretary of Mallinckrodt, Inc., a health-care company.

Thomas M. Mohr Age 56 Director since 2006

Mr. Mohr became a director of Multi-Color in August 2006. Mr. Mohr has served as the President of Applied Extrusion Technologies, Inc., a developer and manufacturer of plastic films, since June 2006. He was the President and Chief Executive Officer of Grupo Celanese, Mexico from October 1995 to February 1999, the Chief Executive Officer of Trespaphan (a polypropylene film business) from March 1999 to January 2003, and the President and Chief Executive Officer of Vibac Group North America (a provider of specialty packaging films) from February 2003 to January 2005. Mr. Mohr is a director of Applied Extrusion Technologies Inc. and Bush Industries Inc.

Nigel A. Vinecombe Age 45 Director since 2008

Mr. Vinecombe became a director and President of the International Business Unit of Multi-Color on February 29, 2008. From 2000 to February 29, 2008, he served as Group Managing Director of Collotype International Holdings Pty Ltd.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR

ENDING MARCH 31, 2009 (ITEM 2 ON THE PROXY CARD)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2009. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in providing assurance on the integrity of Multi-Color’s financial controls and reporting. Even if shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of Multi-Color and its shareholders. An affirmative vote of a majority of the votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2008, and for compliance with the Sarbanes-Oxley Act of 2002 and related expenses were $492,380. Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2007, and for compliance with the Sarbanes-Oxley Act of 2002 and related expenses were $373,367.

Audit-Related Fees

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2008 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related expenses were $50,635.

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2007 for services provided in connection with the audit of Multi-Color’s 401(k) plan and various accounting consultations and related expenses were $15,535.

Tax Fees

Grant Thornton LLP did not provide tax compliance, tax advice or tax planning services to Multi-Color during the fiscal years ended March 31, 2008 and 2007.

All Other Fees

None

All audit and audit-related fees for the fiscal year ended March 31, 2008 were pre-approved by the Audit Committee, which concluded that the provision of those services by Grant Thornton LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee requires pre-approval of the audit and nonaudit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the independent registered public accountant’s independence. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. However, the Chairman must report any such pre-approval decisions to the Audit Committee at the next scheduled meeting following such pre-approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities relating to corporate accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

A copy of the Audit Committee’s Charter is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards.

In connection with the March 31, 2008 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the auditors; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2008.

The Audit and Finance Committee

Robert R. Buck (Chairman)

Lorrence T. Kellar

Thomas M. Mohr

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section discusses the principles underlying Multi-Color Corporation’s policies and decisions concerning the compensation of the Company’s executive officers. This information describes the manner and context in which compensation is awarded to and earned by the Company’s executive officers and provides perspective on the tables and narrative that follow.

The Board of Directors utilizes the Compensation and Organization Development Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) to assist the Board in fulfilling the Board’s responsibilities in the area of executive compensation. The Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract and retain executives and reward them for their efforts toward helping Multi-Color achieve its short-term and long-term operating, financial and strategic goals, and thereby build shareholder value. To that end, executive compensation packages are weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders.

Framework of Multi-Color’s Executive Compensation Program

Multi-Color’s Goals

Multi-Color seeks to continue to improve its financial and operating performance on a long-term basis. The Company is committed to delivering predictable and reliable results through increasing revenues and net income, and growth in earnings per share and cash flow. While these goals are not all of the priorities Multi-Color has established, they represent the foundation of Multi-Color’s long-term objectives. Multi-Color’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals, attracting and retaining a strong executive team for the long-term.

The Company intends base salary and benefits to be fair compensation for the executive officers’ good faith efforts to do the job well, and incentive compensation (both annual and long-term) to be pay for performance on behalf of the Company and its shareholders. The Company expects the incentive pay to reinforce the executive’s line-of-sight between (i) his or her behaviors, decisions and leadership and (ii) high standards of performance on corporate financial and other individual measures that, if achieved, will enhance shareholder value.

Compensation Committee Responsibilities

Among other things, the Committee assists the Board of Directors in fulfilling the Board’s responsibilities to:

1)	Review and approve the annual and long-term goals and objectives of the Chief Executive Officer (“CEO”) of the Company, and evaluate the CEO’s performance at least annually.

2)

Determine the compensation and benefits of the CEO and other executive officers and key management personnel, in light of their performance relative to their goals and objectives, and report the compensation of the CEO to the Board, including the grant of any stock options or restricted stock.

3)	Review the compensation of the Company’s directors, and make recommendations with respect to director compensation to the Board for its approval.

4)	Review periodically the Company’s philosophy on executive compensation and advise the CEO and the Board about different approaches to executive compensation.

5)

Assess from time to time the Company’s competitive position for the various elements of executive compensation, by reviewing executive compensation surveys, studies and other information about compensation paid by other companies.

The Committee has the resources and authority appropriate to discharge its responsibilities, including, when necessary, the authority to retain such consultants and advisers as it may deem appropriate in its sole discretion, to advise it with respect to the Company’s executive compensation and organizational development plans, programs and individual arrangements. The Committee has the sole authority to approve such consultants’ and advisers’ fees and terms of engagement.

The Committee meets at least once every year, and more frequently, as and if circumstances dictate. During the year ended March 31, 2008, the Committee met three times. The Committee may request any officer or employee of the Company, outside counsel, consultants or independent auditors to attend a meeting of the Committee.

The Committee is comprised of a minimum of three directors, each of whom (i) is not an officer or employee of Multi-Color Corporation, (ii) does not have any relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a member of the Committee, and (iii) is an independent director, as determined by the Board and in accordance with the rules of NASDAQ. Members of the Committee are appointed and removed by the Board.

The purpose of the Committee is to establish and oversee the execution of the Company’s philosophy on compensation and organizational development. The Committee is responsible for assuring that the Company’s executives, other key management personnel and directors are effectively compensated in terms that (i) are aligned with the short-term and long-term interests of the shareholders, (ii) attract, motivate and retain key talent, and (iii) are externally competitive and internally equitable. The Committee approves all elements of compensation of the Company’s executive officers and directors, sets the criteria for awards under the Company’s incentive compensation plans and determines whether such criteria have been met, and oversees matters relating to the Company’s stock compensation plans. The Committee also oversees the policies and practices of the Company that advance its organizational development, including those designed to achieve the highest level of engagement of the Company’s workforce.

Compensation Philosophy and Objectives

As discussed in greater detail below, total direct compensation for the Company’s executive officers consists of four elements: base salary, annual incentive bonus compensation, long-term equity incentive compensation, and retirement and other benefit programs. The Company establishes a target for the total direct compensation of each executive officer to fall at approximately the 75th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott Group Index – Packaging and Containers, an index comprised of approximately 21 printing and packaging industry peer companies. Final determinations reflect consideration of the Company’s and executive officer’s performance, internal comparisons and other factors.

Compensation programs in which the Company’s executive officers participate are designed to be equitable and competitive with the compensation programs of companies with whom the Company competes for new employees. The Committee believes executive performance is a distinguishing factor and a competitive advantage of Multi-Color and rewards executives whose performance is outstanding.

Multi-Color’s pay-for-performance compensation philosophy is based upon this linkage between performance targets and individual accountability. Individual behavior consistent with the Company’s core values is recognized as being necessary for building and sustaining shareholder value over the long-term. Employees at all levels of the organization, including executive officers, are evaluated through a disciplined annual assessment process, and compensated for exemplifying core values of openness and integrity, accountability, results orientation, customer focus and personal leadership.

The Company’s goal is to attract, develop, motivate and retain executives who have the skills, experience and drive to achieve superior growth in shareholder value. The Company believes that, to be successful, the Company needs to be competitive not only in its products and innovative solutions, but also in the quality of its executives. This, in turn, requires that Multi-Color compensate executive officers competitively.

The Process of Implementing Executive Compensation Changes

The Committee reviews Multi-Color’s executive compensation programs annually. The Committee seeks and receives input from an independent external consultant, EGC Advisors, LLC, to review all aspects of executive compensation. EGC Advisors, LLC provides input concerning whether total compensation, including base salary, cash bonuses and stock options, for each named executive officer, was competitive and equitable. The Committee also seeks input from the President and CEO, Francis D. Gerace, when discussing the performance of, and compensation levels for, executives other than himself. The Committee also works closely with Mr. Gerace and the Company’s human resources personnel in evaluating the financial, accounting, tax and retention implications of its various compensation programs. Neither Mr. Gerace nor any of the Company’s other executives participates in deliberations relating to his or her own compensation.

The Committee utilizes market compensation data (including base salary, target annual and long-term incentive levels) regarding the President and CEO. The Committee, in turn, recommends compensation levels for this position to the independent members of the Board of Directors. Following their evaluation of the CEO’s performance, the independent members of the Board establish all aspects of the CEO’s compensation.

The Committee also receives market compensation data (including base salary, target annual and long-term incentive levels) for each individual executive other than the CEO. The CEO recommends increases or decreases in compensation levels for these executive officers to the Committee for final approval based upon a review of the market data and the officer’s individual performance.

Elements of Compensation

For the year ended March 31, 2008, the principal components of the compensation for named executive officers were:

•	base salary;

•	annual incentive bonus compensation;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

Base Salary

Base salary ranges for each executive officer are determined based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position held by executives who are reasonably experienced in their positions will be at “market,” which is approximately the 50th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott Group Index – Packaging and Containers, an index of approximately 21 printing and packaging industry peer companies.

Salary reviews are conducted at the beginning of each fiscal year to compare each executive’s salary to the appropriate salary range. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Both financial and, where appropriate, non-financial performance measures are considered in making salary adjustments. If an executive officer has responsibility for a business segment, this business segment’s financial results also are strongly considered.

Annual Incentive Bonus Compensation

Executive officers are provided annual incentive bonus compensation that varies, depending on the extent to which the executive and/or his or her business segment achieve their performance targets for the year, with the quantitative performance targets generally being related to growth in earnings or revenue. The Company chooses to award bonuses in order to reward annual performance that is expressly linked to the successful achievement of annual performance goals. Among all elements of compensation to executive officers, bonuses provide the most direct link between compensation levels and annual corporate performance. Bonuses are paid in cash. The Committee approves annual bonus performance goals at the beginning of each fiscal year.

For fiscal year 2008, executive officers were eligible to earn individual awards expressed as a percentage of base salary. The potential bonus ranges were as follows for the named executive officers (as a percentage of base salary): Mr. Gerace – 0% to 170%; Ms. Bertsche and Mr. Kneir – 0% to 150%; and Mr. Reynolds – 0% to 100%.

The performance objectives for fiscal year 2008 for the President and CEO, Francis D. Gerace, the Senior Vice President Finance, Chief Financial Officer (CFO) and Secretary, Dawn H. Bertsche, and the Vice President, Corporate Controller and Chief Accounting Officer, James H. Reynolds, included goals related to Company operating income (“Operating Income”) before stock based compensation expense (85% weighting factor) and sales growth (15% weighting factor). The performance objectives for the President of the North American Business Unit, Donald E. Kneir, included goals related to Company operating income (“Company Income”) before stock based compensation expenses and certain general and administrative expenses (85% weighting factor) and sales growth (15% weighting factor).

Performance Factors for Mr. Gerace, Ms. Bertsche and Mr. Reynolds:

The performance factor for Operating Income was 50% for achieving 80% of the performance objective and 200% for achieving 115% of the performance objective. If achievement was obtained between the 80% to 100% bracket and 100% to 115% bracket, the performance factor was prorated. Failure to achieve a minimum of 80% of Operating Income would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance factor for sales growth was 50% for achieving 50% of the performance objective (4% sales growth) and 200% for achieving 150% (12% sales growth) of the performance objective. If achievement was obtained between the 50% to 100% bracket and 100% to 150% bracket, the performance factor was prorated. Failure to achieve a minimum of 50% of sales growth would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

Performance Factors for Mr. Kneir:

The performance factor for Company Income was 50% for achieving 85% of the performance objective and 200% for achieving 115% of the performance objective. If achievement was obtained between the 85% to 100% bracket and 100% to 115% bracket, the performance factor was prorated. Failure to achieve a minimum of 85% of Company Income would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance factor for sales growth was 50% for achieving 50% of the performance objective (4% sales growth) and 200% for achieving 150% (12% sales growth) of the performance objective. If achievement was obtained between the 50% to 100% bracket and 100% to 150% bracket, the performance factor was prorated. Failure to achieve a minimum of 50% of sales growth would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

At the conclusion of fiscal year 2008, the Committee evaluated individual executive and overall Company performance in comparison to established goals and objectives, including completion of the Company’s first international acquisition and divestiture of its Packaging Services division. The individual executive and Company performance resulted in incentive bonus payouts of 100% of each executive’s respective target (expressed as a percent of base salary).

Long-term Incentive Compensation

Multi-Color maintains incentive plans which authorize the issuance of stock options or restricted stock. Stock options are designed to align the interests of executives with those of stockholders. Because stock options only have an intrinsic value if the value of Multi-Color’s Common Stock increases, they encourage actions that enhance long-term shareholder value.

Multi-Color’s 1999 and 2003 stock incentive plans are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plans are administered by the Committee.

Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three to five years. The options fully vest upon a change in control.

Stock options are generally awarded annually in April to executive officers and other designated employees. The exercise price for these grants is equal to the fair market value of Multi-Color’s Common Stock on the date when the Committee approves the grant, which is the closing price on the NASDAQ Global Select Market on the last business day prior to the date of grant. The total number of shares allocated for annual grants is generally equal to two percent of the aggregate number of outstanding shares. As stock options are expensed under Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments” (“SFAS 123(R)”), the Company considers the impact of the expense on earnings as one factor in determining the amount of total annual option grants.

A multi-step process is used by the Committee to determine the number of options granted to executive officers. Of the total number of shares allocated for annual grants, the Committee seeks to allot approximately 60% to executive officers and approximately 40% to key employees other than executive officers. Option target award amounts are established by first identifying the median size of option grants made by the comparator group to their respective executive officers.

The Committee also considers the performance of the executive officer and the fair value of the awards, using the Black-Scholes model.

Retirement and Other Benefit Programs

In general, Multi-Color provides the same benefit programs to most full-time employees within the Company, including a defined contribution 401(k) plan. The Company matches $.50 for every $1 contributed on the first six percent of eligible pay. Because the Internal Revenue Code rules do not permit the Company to use base salary and other compensation paid above certain limitations in determining the benefits earned by the executive officers under the 401(k) plan, the Company maintains an Executive Deferred Compensation Plan. The Company believes that the Executive Deferred Compensation Plan helps retain executive talent, as similar plans are often components of executive compensation programs. Certain of the named executive officers, in addition to other key employees, are entitled to participate in the Executive Deferred Compensation Plan.

Pursuant to the Executive Deferred Compensation Plan, eligible executives can elect to defer their regular salary and/or bonus. On the last day of Multi-Color’s fiscal year, each eligible executive also receives a Company contribution in an amount equal to 8% of the executive’s annual base salary. The amount of the Company contribution may be increased at the discretion of the Committee. Deferred compensation balances earn interest at a rate of prime plus 2%. The rate for the fiscal year ended March 31, 2008 was 10.25%. The interest rate is set annually on the first day of the fiscal year and interest compounds quarterly.

Employment Agreements

Multi-Color and Mr. Gerace are parties to an employment agreement dated as of March 16, 1998, as amended on May 18, 1999. The initial term of employment extended through June 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three months written notice. If Mr. Gerace terminates his employment for any reason within one year of a Change in Control (as defined in his agreement), he is entitled to: (i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination, (iii) any deferred compensation and other non-qualified benefit plan balances, (iv) an amount equal to 1.0 times his annual salary paid over a two year period in 24 equal monthly installments and (v) health care benefits for Mr. Gerace and his spouse for 12 months. If Mr. Gerace’s position is eliminated upon a Change in Control or if Mr. Gerace is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

Upon termination of employment by Multi-Color, other than for cause, Ms. Bertsche is entitled to payments equal to one year’s salary paid over a one-year period. Mr. Kneir is entitled to payments upon termination of employment by Multi-Color, other than for cause, in an amount equal to six months’ salary.

On February 29, 2008, Nigel A. Vinecombe was elected to the Company’s Board of Directors and appointed to serve as President of the Company’s International Business Unit. On

February 29, 2008, Mr. Vinecombe and the Company entered into an employment agreement with an initial term of three years. The Company may terminate the employment agreement upon three or six months notice, depending on the circumstances. Upon termination, the Company has the option to require Mr. Vinecombe to continue to work during the notice period or pay his salary with respect to the notice period without requiring him to continue his service to the Company. Pursuant to the employment agreement, Mr. Vinecombe receives a salary of AUD $240,000.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table is not deductible unless the compensation is “performance-based” and approved by the shareholders. The Committee’s general policy is to preserve the deductibility of most compensation paid to its executive officers to the extent appropriate and possible.

Accounting for Stock-Based Compensation

Beginning on April 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is an officer or employee, or former officer or employee of Multi-Color. No interlocking relationship exists between the members of Multi-Color’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Organization Development Committee

Thomas M. Mohr (Chairman)

Robert R. Buck

Charles B. Connolly

Lorrence T. Kellar

Roger A. Keller

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s named executive officers for the fiscal years ended March 31, 2008 and 2007. The Company had five executive officers, including its Chief Executive Officer and Chief Financial Officer, as of March 31, 2008. Nigel A. Vinecombe is not included in this table because he became President, International Business Unit, of the Company on February 29, 2008, and his total compensation for the 2008 fiscal year did not exceed $100,000.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(4)	Stock Option Awards (3)(4)	Deferred Comp. Earnings (5)	All Other(6)	Total

Francis D. Gerace, Chief Executive Officer and President	2008 2007	$478,400 $460,000	$406,640 $724,079	$114,586 --	$174,240 $174,240	$28,412 $21,119	$15,078 $20,156	$1,217,356 $1,399,594

Dawn H. Bertsche, Senior Vice President Finance, Chief Financial Officer and	2008 2007	$249,600 $240,000	$187,200 $333,336	$ 38,194 --	$81,636 $81,636	$15,833 $11,889	$13,817 $13,500	$ 586,280 $ 680,361
Secretary

Donald E. Kneir, President, North American Business Unit	2008 2007	$280,800 $270,000	$210,600 $327,378	$ 38,194 --	$123,505 $123,505	$ 6,718 $ 3,809	$13,812 $13,500	$ 673,629 $ 738,192

James H. Reynolds, Vice President, Corporate Controller and Chief Accounting	2008 2007	$200,200 $192,500	$100,100 $ 93,766	$ 25,464 --	$24,920 $24,920	-- --	$10,521 $ 6,000	$ 361,205 $ 317,186
Officer

(1)

Bonuses were based on the achievement by the named executive officer of performance targets established by the Compensation Committee, as described above in “Compensation Discussion and Analysis – Annual Incentive Bonus Compensation.”

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended March 31, 2008 for the fair value of restricted stock granted in the 2008 fiscal year in accordance with SFAS 123(R).

(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the years ended March 31, 2008 and 2007 for the fair value of stock option awards granted in 2007 as well as in prior fiscal years, in accordance with SFAS 123(R). The dollar amounts shown with respect to the year ended March 31, 2007 for Mr. Gerace, Ms. Bertsche and Mr. Kneir include increases of $26,372, $7,254 and $18,278, respectively, from the amounts shown in last year’s proxy statement to reflect correction of an administrative error.

(4)

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 and 2007 grants, please refer to note 15 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2008 filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(5)

Mr. Gerace, Ms. Bertsche and Mr. Kneir participate in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan pays accrued interest at an above-market interest rate as defined by the SEC, compounded quarterly. The rates for the years ended March 31, 2008 and 2007 were 10.25% and 9.75%, respectively.

(6)

This column reflects car allowances, 401(k) matching contributions and payment for certain legal services. No executive officer received any single perquisite in excess of $10,000 for the years ended March 31, 2008 or 2007.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based stock awards made to the Company’s named executive officers for the 2008 fiscal year. All awards were made in the form of restricted stock which vests in equal annual installments over the five-year period commencing on the date of grant. Awards granted to the Company’s named executive officers for the 2008 fiscal year were not subject to either performance or market conditions.

Name	Grant Date	Restricted Stock Awards: Number of Securities(1)	Grant Date Fair Value (2)

Francis D. Gerace	4/13/2007	23,962	$572,931
Dawn H. Bertsche	4/13/2007	7,987	$190,969
Donald E. Kneir	4/13/2007	7,987	$190,969
James H. Reynolds	4/13/2007	5,325	$127,321

(1)	This column shows the number of restricted shares granted in the 2008 fiscal year to the named executive officers pursuant to the 2003 Stock Incentive Plan.

(2)	The grant date fair value of $23.91 per share was based on the closing price of the Company’s Common Stock on the day before the grant date.

Outstanding Equity Awards

The following table provides information concerning the holdings of stock options and restricted shares by the named executive officers as of March 31, 2008. This table includes options which are vested but have not been exercised and unvested options. Each grant is shown separately for each named executive officer. None of the restricted shares held by the named executive officers had vested as of March 31, 2008. The restricted shares were granted on April 13, 2007. All unvested options vest, and the restrictions on the restricted shares lapse, in 20% installments annually for five years from the date of grant.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Shares	Market Value of Unvested Restricted Shares(1)

Francis D. Gerace	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	8,438 22,500 4,500 24,000 13,500	-- -- 3,000 36,000 54,000	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	23,962	$535,790

Dawn H. Bertsche	4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	5,625 22,500 2,700 12,000 6,000	-- -- 1,800 18,000 24,000	$6.94 $7.56 $12.55 $12.84 $21.17	4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016	7,987	$178,589

Donald E. Kneir	2/09/2004 4/21/2005 4/19/2006	45,000 9,000 6,000	11,250 13,500 24,000	$11.34 $12.84 $21.17	2/09/2014 4/21/2015 4/19/2016	7,987	$178,589

James H. Reynolds	4/19/2006	3,000	12,000	$21.17	4/19/2016	5,325	$119,067

(1)	Based on the closing price of the Company’s Common Stock as of the last day of the 2008 fiscal year of $22.36 per share.

Option Exercises and Vesting of Restricted Shares

None of the Company’s named executive officers exercised any stock options during the fiscal year ended March 31, 2008. In addition, none of the restricted shares held by the named executive officers had vested as of March 31, 2008.

Nonqualified Deferred Compensation

The following table provides information concerning the named executive officers who participated in the Executive Deferred Compensation Plan for the fiscal year ended March 31, 2008. No withdrawals or distributions were made to the named executive officers from the Executive Deferred Compensation Plan in the 2008 fiscal year. Additional information concerning the Executive Deferred Compensation Plan is provided in “Compensation Discussion and Analysis – Retirement and Other Benefit Programs.”

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Francis D. Gerace	--	$38,272	$28,412	$333,447

Dawn H. Bertsche	--	$19,968	$15,833	$184,455

Donald E. Kneir	--	$22,464	$6,718	$92,254

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to the named executive officers under existing contracts, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2008 termination date. The named executive officers would receive no payments upon termination for cause.

Name	Severance	Bonus	Acceleration of Unvested Stock Options	Acceleration of Restricted Stock	Health Care Benefits	Total

Francis D. Gerace

Termination by Company without Cause or by Executive for Good Reason	$478,400	$239,200	--	--	$7,592	$725,192

Change in Control	$478,400	$239,200	$453,160	$458,345	$7,592	$1,636,697

Death or Disability	--	$239,200	$453,160	$458,345	$7,592	$1,158,297

Dawn H. Bertsche (1)

Termination by Company without Cause	$249,600	--	--	--	--	$249,600

Change in Control	--	--	$208,636	$152,775	--	$361,411

Donald E. Kneir (1)

Termination by Company without Cause	$140,400	--	--	--	--	$140,400

Change in Control	--	--	$230,381	$152,775	--	$383,156

James H. Reynolds(1)(2)

Change in Control	--	--	$74,760	$101,857	--	$176,617

(1)	Ms. Bertsche, Mr. Kneir and Mr. Reynolds do not receive any payments upon death or disability.

(2)	Mr. Reynolds does not receive any payments for termination by the Company without cause.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining the compensation for the directors, the Company considers the abilities required as well as the amount of time the directors expend fulfilling their duties to the Company.

Annual Retainers and Meeting Fees

Each non-employee director receives a retainer of $6,250 per quarter, $1,800 for each Board or committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting. Additional annual fees are paid to the Chair of the Nominating Committee, the Chair of the Compensation Committee, the Chair of the Audit Committee and the Chairman of the Board in the amount of $3,000, $3,000, $5,000 and $7,500, respectively. Directors who are employees of the Company do not receive any additional compensation for serving as a director.

Annual Equity Grant

Pursuant to the 2006 Director Equity Compensation Plan, each non-employee director was granted 2,055 restricted shares of Multi-Color’s Common Stock on October 1, 2007, and will receive a grant of restricted shares annually thereafter. The restricted shares vest ratably over three years. The number of restricted shares granted to each non-employee director annually will be the number of shares with an aggregate fair market value equal to $50,000 at the time of grant. The Compensation Committee could exercise its discretion in the future to grant non-qualified stock options (with a fair value equal to $50,000) to non-employee directors in lieu of restricted shares, or to grant a combination of stock options and restricted shares (with an aggregate fair value equal to $50,000). In addition, the Compensation Committee has the authority to increase the grant amount annually by no more than 10% of the amount of the previous year’s award; provided, however, that the fair value of the annual grant may not exceed $100,000.

Director Summary Compensation Table

The table below summarizes compensation paid by the Company to non-employee directors for the year ended March 31, 2008.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
David L. Abbott(3)	$10,300	--	$10,300
Robert R. Buck	$47,900	$24,995	$72,895
Charles B. Connolly	$43,700	$24,995	$68,695
Lorrence T. Kellar	$55,000	$24,995	$79,995
Roger A. Keller	$47,700	$24,995	$72,695
Thomas M. Mohr	$44,650	$24,995	$69,645

(1)

Francis D. Gerace, the Company’s Chief Executive Officer, and Nigel A. Vinecombe, President, International Business Unit, are not included in this table because they are employees of the Company and receive no additional compensation for their services as directors.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the restricted shares granted in the 2007 and 2008 fiscal years in accordance with SFAS 123R.

(3)	Mr. Abbott resigned as a director effective June 30, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of such forms, Multi-Color believes that during the last fiscal year, except for one report filed late with respect to an option exercise made by Mr. Keller, two reports filed late with respect to sales made pursuant to a Rule 10b5-1 plan by Ms. Bertsche, and one report each filed late with respect to a restricted stock grant made to Mr. Gerace, Ms. Bertsche, Mr. Kneir and Mr. Reynolds, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

PROPOSALS OF SHAREHOLDERS FOR 2009 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received in writing, by the Secretary of Multi-Color at its principal executive offices, 50 E-Business Way, Suite 400, Sharonville, OH 45241, no later than March 13, 2009. For any proposal not submitted for inclusion in the proxy statement, but sought to be presented directly at next year’s meeting, SEC rules permit management to vote proxies in its discretion if Multi-Color: (1) receives notice of the proposal by May 27, 2009 and advises shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to May 27, 2009. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

Shareholders may submit proposed nominees for director to the Nominating Committee for consideration. See “Corporate Governance and Board Matters – Director Nomination Process.”

ANNUAL REPORT

The Annual Report for the fiscal year ended March 31, 2008 accompanies this Proxy Statement.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 381-1480 or write to:

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial Officer and Secretary

Multi-Color Corporation

50 E-Business Way, Suite 400

Sharonville, OH 45241

For information about your record holdings, please call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Multi-Color’s website at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.

MULTI-COLOR CORPORATION

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DESIGNATION (IF ANY)
ADD 1
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú
A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Robert R. Buck	☐	☐	02 - Charles B. Connolly	☐	☐	03 - Francis D. Gerace	☐	☐

04 - Lorrence T. Kellar	☐	☐	05 - Roger A. Keller	☐	☐	06 - Thomas M. Mohr	☐	☐

07 - Nigel A. Vinecombe	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Multi-Color Corporation

Meeting Date: Thursday, August 14, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Francis D. Gerace and Dawn H. Bertsche, or either of them, proxies of the undersigned, each with the power of substitution to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Multi-Color Corporation to be held on Thursday, August 14, 2008 at 10:30 a.m. Eastern Time at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, and any adjournment of such meeting on the matters specified on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.